UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 23, 2017

 PetMed Express, Inc.
(Exact name of registrant as specified in its charter)

Florida	000-28827	65-0680967
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

420 South Congress Avenue, Delray Beach, FL 33445
(Address of principal executive offices) (Zip Code)

(561) 526-4444
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01   Other Events.

On August 23, 2017, PetMed Express, Inc. today issued the following statement in response to market activity in its common stock. A false and defamatory “report” was published today by Aurelius Value. We believe that this “report” was intended to severely manipulate our stock price downward in support of short sellers. PetMed Express, Inc. categorically denies the allegations and its implications. We are in the process of reporting this manipulation to the appropriate regulators. While the Company dispenses Tramadol and Gabapentin, which represent less than 1% of annual revenue, it is done exclusively pursuant to valid prescriptions from veterinarians for the treatment of animals only. PetMed Express, Inc. will defend itself vigorously against these false allegations, and is also reviewing all legal options at its disposal to hold the author(s) of this article responsible for the baseless attack which has, as of this press release, caused its stock to decrease substantially. Shareholders are cautioned against reacting to the false statements being made.  Our financial statements have been and are routinely audited; and we reiterate that we stand behind the integrity of our financial statements and SEC filings.

A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)	Exhibits.

99.1 – Press release dated August 23, 2017.

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated August 23, 2017.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 23, 2017

PETMED EXPRESS, INC.

By:	/s/ Bruce S. Rosenbloom
Name:	Bruce S. Rosenbloom
Title:	Chief Financial Officer

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